Exhibit 99.01

Del Taco Restaurants, Inc.

(previously known as Levy Acquisition Corp.)

OMNIBUS INCENTIVE PLAN

ARTICLE 1

BACKGROUND AND PURPOSE OF THE PLAN

1.1 Background. This Omnibus Incentive Plan (the “Plan”) permits the grant of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, and other Awards.

1.2 Purpose. The purposes of the Plan are (i) to attract and retain highly competent persons as Employees, Directors, and Consultants of the Company and its Affiliates; (ii) to provide additional incentives to such Employees, Directors, and Consultants by aligning their interests with those of the Company’s shareholders; and (iii) to promote the success and business of the Company and its Affiliates.

1.3 Eligibility. Service Providers who are Employees, Consultants, or Directors, who are determined by the Committee to be significantly responsible for the success and future growth and profitability of the Company, are eligible to receive Awards under the Plan. However, Incentive Stock Options may be granted only to Employees.

1.4 Definitions. Capitalized terms used in the Plan and not otherwise defined herein shall have the meanings assigned to such terms in the attached Appendix.

ARTICLE 2

SHARE LIMITS

2.1 Shares Subject to the Plan.

Shares Reserved. Subject to adjustment as provided in Section 2.3 hereof, the maximum number of Shares available for delivery to Service Providers pursuant to Awards granted under the Plan shall be 3,300,000 Shares.

All of the available Shares may, but need not, be issued pursuant to the exercise of Incentive Stock Options. At all times the Company will reserve and keep available a sufficient number of Shares to satisfy the requirements of all outstanding Awards under the Plan that are to be settled in Shares. The Shares available for delivery under this Plan may be authorized and unissued Shares or treasury Shares.

(a) Shares Counted Against Limitation. Shares covered by an Award granted under the Plan shall not be counted as used unless and until such Shares are actually issued and delivered to a Participant. In addition, any Shares exchanged by a Participant as full or partial payment to the Company of the exercise price under any Stock Option exercised under the Plan, any Shares retained by the Company pursuant to a Participant’s tax withholding election, any Shares covered by an Award which is settled in cash, and any Shares withheld by the Company in connection with an Award which is net-settled, shall become available for future Awards under the Plan.

(b) Lapsed Awards. If an Award: (i) expires; (ii) is terminated, surrendered, or canceled without having been exercised in full; or (iii) is otherwise forfeited in whole or in part (including as a result of Shares constituting or subject to an Award being repurchased by the Company pursuant to a contractual repurchase right), then the unissued Shares that were subject to such Award and/or such surrendered, canceled, forfeited, or repurchased Shares (as the case may be) shall become available for future Awards under the Plan.

(c) Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors, consultants or advisors of another company (an “Acquired Company”) in connection with a merger, consolidation or similar transaction involving such Acquired Company and the Company or an Affiliate, or the acquisition by the Company or an Affiliate of property or stock of the Acquired Company. The Committee may direct that substitute Awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances. Any such substitute Awards granted under this Section 2.1(d) shall not count against the Share limitations set forth in Section 2.1(a) or Section 2.2.

2.2 Individual Limits. Awards under the Plan shall be subject to the following individual limits, which shall be construed and applied consistently with Code §162(m), except that the limits shall apply to all Service Providers:

(a) Stock Options. Subject to adjustment as provided in Section 2.3, the maximum aggregate number of Shares subject to Stock Options granted in any one Fiscal Year to any one Service Provider shall be 800,000 Shares.

(b) Stock Appreciation Rights. Subject to adjustment as provided in Section 2.3, the maximum aggregate number of Shares subject to Stock Appreciation Rights granted in any one Fiscal Year to any one Service Provider shall be 800,000 Shares.

(c) Restricted Stock and Restricted Stock Units. Subject to adjustment as provided in Section 2.3, the maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Fiscal Year to any one Service Provider shall be 800,000 Shares.

(d) Performance Awards. Subject to adjustment as provided in Section 2.3, (i) the maximum aggregate number of Shares subject to Performance Awards payable in Shares granted in any one Fiscal Year to any one Service Provider shall be 800,000 Shares, and (ii) the maximum aggregate amount awarded with respect to Performance Awards payable in cash granted in any one Fiscal Year to any one Service Provider shall be $2,500,000.00, determined as of the date of payout.

(e) Cash-Based Awards. Subject to adjustment as provided in Section 2.3, the maximum aggregate amount awarded with respect to Cash-Based Awards granted in any one Fiscal Year to any one Service Provider shall be $2,500,000.00, determined as of the date of payout.

(f) Other Share-Based Awards. Subject to adjustment as provided in Section 2.3, the maximum aggregate grant with respect to other Share-Based Awards in any one Fiscal Year to any one Service Provider shall be 800,000 Shares.

(g) Canceled Awards. Any Awards granted to a Service Provider that are canceled shall continue to count toward the individual share limit applicable to that Service Provider set forth in this Section 2.2.

2.3 Adjustments.

(a) In the event that there is any dividend or distribution payable in Shares, or any adjustment, recapitalization, reclassification, reorganization or other change in the Company’s capital structure or its business, including without limitation, any stock split, reverse stock split, stock dividend, cash dividend or dividend or distribution of cash, stock or other property, share combination or similar event affecting the capital structure of the Company (including a Corporate Transaction as defined in Section 2.3(b) below), then the maximum aggregate number of Shares available for Awards under Section 2.1 of the Plan, the maximum number of Shares issuable to a Service Provider under Section 2.2 of the Plan, and any other limitation under this Plan on the maximum number of Shares issuable to an individual Service Provider or in the aggregate shall be proportionately adjusted (and rounded down to a whole number) by the Committee as it deems equitable in its discretion to prevent dilution or enlargement of the rights of the Participants. In addition, in the event of any distribution or transaction of the type described in the preceding sentence, the Committee may make appropriate and equitable substitutions or adjustments to the number and kind of Shares or other securities subject to outstanding Awards, and/or to the exercise price of outstanding Stock Options and Stock Appreciation Rights. The Committee’s determination with respect to any such adjustments under this Section 2.3(a) shall be conclusive and binding on all Participants.

(b) In the case of any merger, consolidation, acquisition or disposition of property or shares, separation, spin-off, reorganization, stock rights offering, liquidation, disaffiliation or similar event affecting the Company or any of its Affiliates (a “Corporate Transaction”), the Committee may, in its discretion, (i) cancel all outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee in its sole discretion; and (ii) substitute other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards. Any action or adjustment authorized under this Section 2.3(b) and taken by the Committee shall be conclusive and binding on all Participants.

(c) Notwithstanding anything herein to the contrary, the Committee may not take any such action described in this Section 2.3 that would cause an Award that is otherwise exempt from Code §409A to become subject to Code §409A, or cause an Award that satisfies the requirements of Code §409A to fail to so comply with such requirements.

ARTICLE 3

ADMINISTRATION OF THE PLAN

3.1 Administrator. The Plan shall be administered by the Committee.

3.2 Powers of the Committee. Subject to the provisions of the Plan, Applicable Laws, and the specific duties delegated by the Board to the Committee, the Committee shall have the authority in its discretion: (i) to determine the Fair Market Value; (ii) to select the Service Providers to whom Awards may be granted hereunder and the types of Awards to be granted to each; (iii) to determine the number of Shares to be covered by each Award granted hereunder; (iv) to determine whether, to what extent, and under what circumstances an Award may be settled in cash, Shares, other securities, other Awards, or other property; (v) to approve forms of Award Agreements; (vi) to determine, in a manner consistent with the terms of the Plan, the terms and conditions of any Award granted hereunder, based on such factors as the Committee, in its sole discretion, shall determine; (vii) to construe and interpret the terms of the Plan and Award Agreements; (viii) to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement in the manner and to the extent it shall deem desirable to carry out the purposes of the Plan; (ix) to prescribe, amend, and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established pursuant to Section 12.1 of the Plan; (x) to authorize withholding arrangements pursuant to Section 10.7(b) of the Plan; (xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee; (xii) to accelerate the vesting of an Award; and (xiii) to make all other determinations and take all other action described in the Plan or as the Committee otherwise deems necessary or advisable for administering the Plan and effectuating its purposes.

3.3 Compliance with Applicable Laws. The Committee shall administer, construe, interpret, and exercise discretion under the Plan and each Award Agreement in a manner that is consistent and in compliance with a reasonable, good faith interpretation of all Applicable Laws.

3.4 Effect of Committee’s Decision and Committee’s Liability. The Committee’s decisions, determinations and interpretations shall be final and binding on all Participants and any other permitted holders of Awards. Neither the Committee nor any of its members shall be liable for any act, omission, interpretation, construction, or determination made in good faith in connection with the Plan or any Award Agreement.

3.5 Delegation to Executive Officers. To the extent permitted by Applicable Laws, the Committee may delegate to one or more Executive Officers the powers: (i) to designate Employees who are not Executive Officers as eligible to participate in the Plan; and (ii) to determine the amount and type of Awards that may be granted to Employees, provided however, that the Committee shall not delegate such authority (i) with regard to grants of Awards to be made to Participants who are, or who are reasonably expected to be, Executive Officers or (ii) in such a manner as would cause the Plan not to comply with the requirements of Code §162(m) or Applicable Laws.

3.6 Awards may be Granted Separately or Together. In the Committee’s discretion, Awards may be granted alone, in addition to, or in tandem with any other Award hereunder or any award granted under another plan of the Company or an Affiliate. Awards granted in addition to or in tandem with other awards may be granted either at the same time or at different times.

3.7 Non-Employee Director Awards. Notwithstanding anything to the contrary herein, the Board shall be responsible for administering this Plan with respect to Awards to Non-Employee Directors, subject to the provisions of this Plan. With respect to the administration of the Plan as it relates to Awards granted to Non-Employee Directors, references in this Plan to the “Committee” shall refer to the Board.

ARTICLE 4

VESTING AND PERFORMANCE OBJECTIVES

4.1 General. The vesting schedule or Period of Restriction for any Award shall be specified in the applicable Award Agreement. The criteria for vesting and for removing restrictions on any Award may include (i) performance of substantial services for the Company or an Affiliate for a specified period; (ii) achievement of one or more Performance Objectives; or (iii) a combination of (i) and (ii), as determined by the Committee.

4.2 Period of Absence from Providing Substantial Services. To the extent that vesting or removal of restrictions is contingent on performance of substantial services for a specified period, a leave of absence (whether paid or unpaid) shall not count toward the required period of service unless the Award Agreement provides otherwise.

4.3 Performance Objectives.

(a) Possible Performance Objectives. The Performance Objective(s) with respect to any Award may include any one or more of the following objectives, as established by the Committee in its sole discretion: (i) earnings, including operating income, net operating income, same store net operating income, earnings before or after any one or more of taxes, interest, depreciation, amortization, or extraordinary or special items (which may exclude nonrecurring or non-cash items) or net earnings; (ii) pre-tax income or after-tax income; (iii) earnings or book value per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment (including cash flow return on investment), return on capital (including return on total capital or return on invested capital), or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow (before or after dividends), free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital or cash flow per share (before or after dividends); (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and other legal matters, information technology, and goals relating to contributions, dispositions, acquisitions, development and development related activity, capital markets activity and credit ratings, joint ventures and other private capital activity including generating incentive and other fees and raising equity commitments, and other transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance targets, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation and reorganization of joint ventures and other private capital activity including generating incentive and other fees and raising equity commitments, research or development collaborations, and the completion of other corporate transactions; (xix) funds from operations (FFO) or funds available for distribution (FAD); (xx) economic value added (or an equivalent metric); (xxi) stock price performance; (xxii) improvement in or attainment of expense levels or working capital levels; (xxiii) operating portfolio metrics including leasing and tenant retention, (xxiv) new store results, or (xxv) any combination of, or a specified increase in, any of the foregoing. Performance Objectives may be based upon Company-wide, Affiliate, divisional, project team, and/or individual performance. The Performance Objectives established by the Committee for any Performance Period may be expressed in terms of attaining a specified level of the Performance Objective or the attainment of a percentage or absolute increase or decrease in the particular objective, and may involve comparisons with respect to historical results of the Company or an Affiliate and/or operating groups or segments thereof, all as the Committee deems appropriate. The Performance Objectives established by the Committee for any Performance Period may be applied to the performance of the Company relative to a market index, a peer group of other companies or a combination thereof, all as determined by the Committee for such Performance Period. The Committee may further specify in respect of the specified Performance Objectives for any Performance Period, a minimum acceptable level of achievement below which no Award payment will be made or vesting will occur, and may set forth a formula for determining the amount of any payment to be made or level of vesting, if performance is at or above the minimum acceptable level, but falls short of maximum achievement of the specified Performance Objectives.

(b) Objective Criteria; Adjustments to Performance Objectives. Any Performance Objective shall relate to the Service Provider’s performance for the Company (or an Affiliate) or the Company’s (or Affiliate’s) business activities or organizational goals, and shall be sufficiently specific that a third party having knowledge of the relevant facts could determine whether the Performance Objective is achieved, and to calculate the amount of the Award payable to a Participant based on the level of achievement. The Committee may provide, in connection with the setting of the Performance Objectives, that any evaluation of performance may include or exclude certain items that may occur during any Performance Period including, but not limited to, the following: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by the Company achieved Performance Objectives at targeted levels during the balance of the Performance Period following such divestiture; (iii) to exclude restructuring and/or other nonrecurring charges; (iv) to exclude the effects of changes to generally accepted accounting principles (“GAAP”) or generally accepted accounting standards required by the Financial Accounting Standards Board, International Financial Accounting Standards (“IFRS”), or any other standard setting body; (v) to exclude the impact of any “extraordinary items” as determined under GAAP, IFRS or applicable standards of any other standard setting body; (vi) to exclude the effect of any change in outstanding Shares by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; and (vii) to exclude any other unusual, non-recurring gain or loss or other extraordinary item. To the extent such inclusions or exclusions affect an Award under this Plan, they shall be prescribed in a form that meets the requirements of Code §162(m) for deductibility.

(c) Shareholder Approval of Performance Objectives. No Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Code §162(m) shall be made unless the Company’s shareholders shall have previously approved the Plan, or unless the Award is made contingent on shareholder approval of the Plan.

(d) Documentation of Performance Objectives. With respect to any Award granted to a Covered Employee, the Performance Objectives shall be set forth in writing no later than 90 days after commencement of the Performance Period to which the Performance Objective(s) relate(s) (or, if sooner, before 25% of such period has elapsed) and at a time when achievement of the Performance Objective(s) is (are) substantially uncertain. Such writing shall also include the Performance Period for measuring achievement of the Performance Objectives, as established by the Committee.

(e) Committee Certification. Prior to settlement of any Award granted to a Covered Employee that is contingent on achievement of one or more Performance Objectives, the Committee shall certify in writing that the applicable Performance Objective(s) and any other material terms of the Award were in fact satisfied. For purposes of this Section 4.3(e), approved minutes of the Committee shall be adequate written certification.

(f) Negative Discretion. The Committee may reduce, but may not increase, the number of Shares deliverable, or the amount payable, under any Award granted to a Covered Employee that is contingent on achievement of one or more Performance Objectives after the applicable Performance Objectives are satisfied.

ARTICLE 5

STOCK OPTIONS

5.1 Terms of Stock Options. Subject to the provisions of the Plan, the type of Stock Option, term, exercise price, vesting schedule, and other conditions and limitations applicable to each Stock Option shall be as determined by the Committee and shall be stated in the Award Agreement.

5.2 Type of Stock Option. Each Stock Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Neither the Company nor the Committee shall have liability to a Participant or any other party if a Stock Option (or any part thereof) which is intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option. In addition, the Committee may make an adjustment or substitution described in Section 2.3 of the Plan that causes the Stock Option to cease to qualify as an Incentive Stock Option without the consent of the affected Participant or any other party.

5.3 Limitations.

(a) Maximum Term. No Stock Option shall have a term in excess of 10 years, in each case measured from the date the Stock Option is granted. In the case of any Incentive Stock Option granted to a 10% Shareholder (as defined in Section 5.3(e), below), the term of such Incentive Stock Option shall not exceed 5 years measured from the date the Stock Option is granted.

(b) Minimum Exercise Price. Subject to Section 2.3 of the Plan, the exercise price per share of a Stock Option shall not be less than 100% of the Fair Market Value per Share on the date the Stock Option is granted. In the case of any Incentive Stock Option granted to a 10% Shareholder (as defined in Section 5.3(e), below), subject to Section 2.3 of the Plan, the exercise price per share of such Incentive Stock Option shall not be less than 110% of the Fair Market Value per Share on the date such Incentive Stock Option is granted.

(c) Repricing Prohibited. Except as provided in Section 2.3, the Committee shall not amend any outstanding Stock Option to reduce its exercise price, and shall not grant a Stock Option with a lower exercise price to a Participant within six months before or after a Stock Option with a higher exercise price held by such Participant is canceled.

(d) $100,000 Limit for Incentive Stock Options. Notwithstanding a Stock Option’s designation, to the extent that Incentive Stock Options are exercisable for the first time by a Participant during any calendar year with respect to Shares whose aggregate Fair Market Value exceeds $100,000 (regardless of whether such Incentive Stock Options were granted under this Plan, or any other plan of the Company or any Affiliate), such Stock Options shall be treated as Nonstatutory Stock Options (but only to the extent of any such excess). For purposes of this Section 5.3(d), Fair Market Value shall be measured as of the date the Stock Option was granted and Incentive Stock Options shall be taken into account in the order in which they were granted.

(e) 10% Shareholder. For purposes of this Section 5.3, a “10% Shareholder” is an individual who, immediately before the date an Award is granted, owns (or is treated as owning) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or an Affiliate), determined under Code §424(d).

5.4 Payment of Exercise Price. The Committee shall determine the acceptable form of consideration for exercising a Stock Option, including the method of payment. In the case of an Incentive Stock Option, the Committee shall determine the acceptable form of consideration at the time of grant. To the extent approved by the Committee in its discretion and/or as set out in the applicable Award Agreement, the exercise price of a Stock Option may be paid (i) in United States dollars in cash or by check; (ii) through delivery of Shares owned by the Participant having a Fair Market Value equal, as of the date of exercise, to the exercise price of the Stock Option; (iii) by having the Company retain from the Shares otherwise issuable upon exercise of the Stock Option, a number of Shares having a Fair Market Value equal, as of the date of exercise, to the exercise price of the Stock Option (a “net-exercise”); (iv) in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Committee; (v) by any combination of (i), (ii), (iii) and (iv) above; or (vi) payment of such other lawful consideration as the Committee may determine. Notwithstanding the foregoing, the Committee shall accept only such payment on exercise of an Incentive Stock Option as is permitted by Code §422.

5.5 Exercise of Stock Options.

(a) Procedure for Exercise. Any Stock Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as set forth in the Award Agreement. A Stock Option shall be deemed exercised when the Committee (or its designee) receives: (i) notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Stock Option and (ii) full payment for the Shares (in a form permitted under Section 5.4) with respect to which the Stock Option is exercised.

(b) Termination of Relationship as a Service Provider. Following a Participant’s Termination of Service, the Participant (or the Participant’s Beneficiary, in the case of Termination of Service due to death) may exercise his or her Stock Options within such period of time as is specified in the Award Agreement to the extent that the Participant’s Stock Options are vested as of the Termination of Service. In the absence of a specified time in the Award Agreement, the Participant’s Stock Options shall remain exercisable for three months following the Participant’s Termination of Service for any reason other than Disability or death, and for 12 months after the Participant’s Termination of Service on account of Disability or death. After the Participant’s death, his Beneficiary may exercise the Participant’s Stock Options only to the extent that the deceased Participant was entitled to exercise such Stock Options as of the date of his or her death.

(c) Rights as a Shareholder. Shares subject to a Stock Option shall be deemed issued, and the Participant shall be deemed the record holder of such Shares, on the Stock Option exercise date. Until such Stock Option exercise date, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to a Stock Option.

5.6 Repurchase Rights. The Committee shall have the discretion to grant Stock Options which are immediately exercisable for unvested Shares (“reverse vesting”). If the Participant ceases to be a Service Provider while holding such unvested Shares, the Company shall have the right to repurchase any or all of those unvested Shares at a price per share equal to the lower of (i) the exercise price paid per Share or (ii) the Fair Market Value per Share at the time of repurchase. The terms upon which such repurchase right shall be exercisable by the Committee (including the period and procedure for exercise and the appropriate vesting schedule for the purchased Shares) shall be established by the Committee and set forth in the document evidencing such repurchase right.

5.7 Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Shares before the later of (A) two years after the date of grant of the Incentive Stock Option or (B) one year after the date of exercise of the Incentive Stock Option.

ARTICLE 6

STOCK APPRECIATION RIGHTS

6.1 Terms of Stock Appreciation Right. The term, exercise price, number of Shares, vesting schedule, medium of settlement, and other conditions and limitations applicable to each Stock Appreciation Right, shall be as determined by the Committee and shall be stated in the Award Agreement. Upon exercise, all Stock Appreciation Rights shall be settled in cash, Shares, other securities, other Awards, other property or any combination thereof as determined by the Committee, and as stated in the Award Agreement.

6.2 Exercise of Stock Appreciation Right.

(a) Procedure for Exercise. Any Stock Appreciation Right granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as set forth in the Award Agreement. A Stock Appreciation Right shall be deemed exercised when the Committee (or its designee) receives notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Stock Appreciation Right.

(b) Termination of Relationship as a Service Provider. Following a Participant’s Termination of Service, the Participant (or the Participant’s Beneficiary, in the case of Termination of Service due to death) may exercise his or her Stock Appreciation Rights within such period of time as is specified in the Award Agreement to the extent that the Participant’s Stock Appreciation Rights are vested as of the Termination of Service. In the absence of a specified time in the Award Agreement, the Participant’s Stock Appreciation Rights shall remain exercisable for three months following the Participant’s Termination of Service for any reason other than Disability or death, and for 12 months after the Participant’s Termination of Service on account of Disability or death. After the Participant’s death, his Beneficiary may exercise the Participant’s Stock Appreciation Rights only to the extent that the deceased Participant was entitled to exercise such Stock Appreciation Rights as of the date of his or her death.

(c) Rights as a Shareholder. Shares subject to a Stock Appreciation Right payable in Shares shall be deemed issued, and the Participant shall be deemed the record holder of such Shares, on the date the Stock Appreciation Right is exercised and Shares (if any) are delivered in settlement thereof. Unless and until such delivery, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to the Stock Appreciation Right.

ARTICLE 7

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1 Terms of Restricted Stock. Subject to the provisions of the Plan, the Period of Restriction, the number of Shares granted, and any other conditions and limitations applicable to each Award of Restricted Stock shall be as determined by the Committee and shall be stated in the Award Agreement. Unless the Committee determines otherwise, Shares of Restricted Stock may be held by the Company as escrow agent until the restrictions on such Shares shall have lapsed.

(a) Transferability. Except as provided in this Section 7.1, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(b) Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(c) Removal of Restrictions. Except as otherwise provided in this Section 7.1, and subject to Section 10.5 of the Plan, Shares of Restricted Stock subject to an Award of Restricted Stock made under the Plan shall be released from the applicable transfer and other restrictions, and shall become fully transferable, as soon as practicable after the Period of Restriction ends, and in any event no later than 2 1⁄2 months after the end of the Fiscal Year in which the Period of Restriction ends.

(d) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

(e) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions (and shall therefore be forfeitable to the same extent) as the Shares of Restricted Stock with respect to which they were paid. If any such dividends or distributions are paid in cash, the Award Agreement may (but is not required to) specify that the cash payments shall be subject to the same restrictions as the related Shares of Restricted Stock, in which case they shall be accumulated during the Period of Restriction and paid or forfeited when the related Shares of Restricted Stock vest or are forfeited. Alternatively, the Award Agreement may specify that the dividend equivalents or other payments shall be unrestricted, in which case they shall be paid as soon as practicable after the dividend or distribution date. In no event shall any cash dividend or distribution be paid later than 2 1⁄2 months after the Fiscal Year in which the dividend or distribution becomes nonforfeitable.

(f) Right of Repurchase of Restricted Stock. If, with respect to any Award of Restricted Stock, a Participant’s Termination of Service occurs before the end of the Period of Restriction, then the Company shall have the right to repurchase forfeitable Shares of Restricted Stock from the Participant at their original issuance price or other stated or formula price (or to require forfeiture of such Shares if issued at no cost).

7.2 Terms of Restricted Stock Units. Subject to the provisions of the Plan, the Period of Restriction, number of underlying Shares, and other conditions and limitations applicable to each Award of Restricted Stock Units shall be as determined by the Committee and shall be stated in the Award Agreement.

(a) Settlement of Restricted Stock Units. Subject to Section 10.5 of the Plan, the number of Shares specified in the Award Agreement, or cash equal to the Fair Market Value of the underlying Shares specified in the Award Agreement, shall be delivered to the Participant as soon as practicable after the end of the applicable Period of Restriction, and in any event no later than 2 1⁄2 months after the end of the Fiscal Year in which the Period of Restriction ends.

(b) Dividend and Other Distribution Equivalents. The Committee is authorized to grant to holders of Restricted Stock Units the right to receive payments equivalent to dividends or other distributions with respect to Shares underlying Awards of Restricted Stock Units. The Award Agreement may specify that the dividend equivalents or other distributions shall be subject to the same restrictions as the related Restricted Stock Units, in which case they shall be accumulated during the Period of Restriction and paid or forfeited when the related Restricted Stock Units are paid or forfeited. Alternatively, the Award Agreement may (but is not required) to specify that the dividend equivalents or other distributions shall be unrestricted, in which case they shall be paid on the dividend or distribution payment date for the underlying Shares, or as soon as practicable thereafter. In no event shall any unrestricted dividend equivalent or other distribution be paid later than 2 1⁄2 months after the Fiscal Year in which the record date for the dividend or distribution occurs.

(c) Forfeiture. If, with respect to any Award of Restricted Stock Units, a Participant’s Termination of Service occurs before the end of the Period of Restriction, then the Restricted Stock Units granted pursuant to such Award shall be forfeited and the Company (and any Affiliate) shall have no further obligation thereunder.

ARTICLE 8

PERFORMANCE AWARDS

8.1 Terms of Performance Awards. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Awards to Participants in such amounts and upon such terms as the Committee shall determine. Performance Awards may be granted in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Objective(s), the Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award which are not inconsistent with the terms of this Plan. The establishment of Performance Objectives with respect to the grant or vesting of any Performance Award to a Covered Employee intended to result in performance-based compensation for purposes of Code §162(m) shall follow the procedures set forth in Section 4.

8.2 Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial monetary value equal to the Fair Market Value of one (1) Share, subject to adjustment as provided in Section 2.3, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial monetary value that is established by the Committee at the time of grant.

8.3 Settlement of Performance Awards. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of a Performance Award shall be entitled to receive payout of the value and/or distribution of the number of Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Objectives have been achieved. The determination and certification of the attainment of the Performance Objectives with respect to any Performance Award granted to a Covered Employee intended to result in performance-based compensation for purposes of Code §162(m) shall comply with the requirements set forth in Section 4. Subject to Section 10.5, unless the terms of the Award Agreement require payment at some later date, the number of Shares specified in the Award Agreement, or cash equal to the Fair Market Value of the underlying Shares specified in the Award Agreement, shall be delivered to the Participant as soon as practicable after the end of the applicable Performance Period, and in any event no later than 2 1⁄2 months after the end of the Fiscal Year in which the Performance Period ends.

8.4 Forfeiture. If, with respect to any Performance Award, (i) a Participant’s Termination of Service occurs before the end of the Performance Period, or (ii) any Performance Objective(s) are not achieved by the end of the Performance Period, then the Performance Shares or Performance Units granted pursuant to such Performance Award shall be forfeited and the Company (and any Affiliate) shall have no further obligation thereunder.

ARTICLE 9

OTHER AWARDS

9.1 Cash-Based Awards. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Service Providers in such amounts and upon such terms and conditions, including the achievement of Performance Objectives, as the Committee may determine.

(a) Each Cash-Based Award shall be evidenced by an Award Agreement that shall specify the payment amount or formula, the Performance Objective(s), the Performance Period, if applicable, the time and form of payment or distribution, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

(b) Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Committee. The Committee may also require the satisfaction of such service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Objectives as described in Section 4.3, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. If the Committee exercises its discretion to establish Performance Objectives, the final value of a Cash-Based Award that will be paid to the Participant will depend on the extent to which the Performance Objectives are met. The establishment of Performance Objectives with respect to the grant or vesting of any Cash-Based Award granted to a Covered Employee intended to result in performance-based compensation for purposes of Code §162(m) shall follow the procedures set forth in Section 4.

(c) Payment or settlement, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award Agreement, in cash, Shares or other securities or any combination thereof as the Committee determines. The determination and certification of the final value with respect to any Cash-Based Award granted to a Covered Employee intended to result in performance-based compensation for purposes of Code §162(m) shall comply with the requirements set forth in Section 4. Subject to Section 10.5, unless the terms of the Award Agreement require payment at some later date, the amount payable in connection with a Cash-Based Award shall be paid to the Participant as soon as practicable after the end of the applicable Performance Period, and in any event no later than 2 1⁄2 months after the end of the Fiscal Year in which the Performance Period ends.

9.2 Grant of Other Share-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, securities or debentures convertible into common stock or other forms determined by the Committee) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Service Providers, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

(a) Each Other Share-Based Award shall be expressed in terms of Shares or units based on such Shares, as determined by the Committee. The Committee may also require the satisfaction of such service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Objectives as described in Section 4.3, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. If the Committee exercises its discretion to establish Performance Objectives, the final value of Other Share-Based Awards that will be paid to the Participant will depend on the extent to which the Performance Objectives are met. The establishment of Performance Objectives with respect to the grant or vesting of any Other Share-Based Award granted to a Covered Employee intended to result in performance-based compensation for purposes of Code §162(m) shall follow the procedures set forth in Section 4.

(b) Payment or settlement, if any, with respect to an Other Share-Based Award shall be made in accordance with the terms of the Award, in cash, Shares or other securities or any combination thereof as the Committee determines. The determination and certification of the final value with respect to any Other Share-Based Award granted to a Covered Employee intended to result in performance-based compensation for purposes of Code §162(m) shall comply with the requirements set forth in Section 4. Subject to Section 10.5, unless the terms of the Award Agreement require payment at some later date, the number of Shares specified in the Award Agreement, or cash equal to the Fair Market Value of the underlying Shares specified in the Award Agreement, shall be delivered to the Participant as soon as practicable after the end of the applicable Performance Period, and in any event no later than 2 1⁄2 months after the end of the Fiscal Year in which the Performance Period ends.

(c) Participants shall have no voting rights with respect to Shares represented by Other Share-Based Awards until the date of the issuance of such Shares, if any, in settlement of such Award.

9.3 Effect of Termination of Service. Each Award Agreement evidencing a Cash-Based Award or Other Share-Based Award shall set forth the extent to which the Participant shall have the right to retain such Award following the Participant’s Termination of Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Cash-Based Awards or Other Share-Based Awards, and may reflect distinctions based on the reasons for termination.

ARTICLE 10

ADDITIONAL TERMS OF AWARDS

10.1 No Rights to Awards. No Service Provider shall have any claim to be granted any Awards under the Plan, and the Company is not obligated to extend uniform treatment to Participants or Beneficiaries under the Plan. The terms and conditions of Awards need not be the same with respect to each Participant.

10.2 No Effect on Employment or Service Relationship. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Affiliate; nor shall they interfere in any way with the Participant’s right or the Company’s or any Affiliate’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws and any enforceable agreement between the Service Provider and the Company or any Affiliate.

10.3 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

10.4 Transferability of Awards. Unless otherwise determined by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution, and Stock Options and Stock Appreciation Rights awarded hereunder may be exercised, during the lifetime of the Participant, only by the Participant. Subject to the approval of the Committee in its sole discretion, Nonstatutory Stock Options may be transferable to members of a Participant’s immediate family, and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only shareholders. “Members of the immediate family” means the Participant’s spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption. To the extent that any Award is transferable, such Award shall contain such additional terms and conditions as the Committee deems appropriate.

10.5 Conditions On Delivery of Shares and Lapsing of Restrictions. The Company shall not be obligated to deliver any Shares pursuant to the Plan or to remove restrictions from Shares previously delivered under the Plan unless and until (i) all conditions of the Award have been met or removed to the satisfaction of the Committee, (ii) subject to approval of the Company’s counsel, all other legal matters (including any Applicable Laws) in connection with the issuance and delivery of such Shares have been satisfied, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Committee may consider appropriate to satisfy the requirements of Applicable Laws.

10.6 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance or sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

10.7 Withholding.

(a) Withholding Requirements. Prior to the delivery of any Shares or payment of any cash pursuant to the grant, exercise, vesting, or settlement of an Award, the Company shall have the power and the right to deduct or withhold, or to require a Participant or Beneficiary to remit to the Company, an amount sufficient to satisfy any federal, state, and local taxes (including the Participant’s employment tax obligations) that the Company determines is required to be withheld to comply with Applicable Laws. The Participant or Beneficiary shall remain responsible at all times for paying any federal, state, and local income or employment tax due with respect to any Award, and the Company shall not be liable for any interest or penalty that a Participant or Beneficiary incurs by failing to make timely payments of tax.

(b) Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant or Beneficiary to satisfy such tax withholding obligation, in whole or in part, by (i) electing to have the Company withhold otherwise deliverable Shares, or (ii) delivering to the Company already-owned Shares, in either case having a Fair Market Value equal to the amount required by Applicable Law to be withheld. The Fair Market Value of the Shares to be withheld or delivered, or with respect to which restrictions are removed, shall be determined as of the date that the taxes are required to be withheld.

10.8 Other Provisions in Award Agreements/Change in Control. In addition to the provisions described in the Plan, an Award Agreement may include such other provisions (whether or not applicable to the Award of any other Participant) as the Committee determines appropriate, including restrictions on resale or other disposition, provisions for the acceleration of vesting and/or exercisability of Awards upon a Change in Control of the Company, provisions for the cancellation of Awards in the event of a Change in Control of the Company, and provisions to comply with Applicable Laws.

10.9 Section 16 of the Exchange Act. It is the intent of the Company that Awards and transactions permitted by Awards be interpreted in a manner that, in the case of Participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the Awards, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. The Company shall have no liability to any Participant or other person for Section 16 consequences of Awards or events in connection with Awards if an Award or related event does not so qualify.

10.10 Not Benefit Plan Compensation. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s compensation for purposes of determining the Participant’s benefits under any other employee benefit plans or arrangements provided by the Company or an Affiliate, except where the Committee expressly provides otherwise in writing.

10.11 Section 409A.

(a) Certain awards under the Plan may constitute nonqualified deferred compensation under Code §409A, including the regulations and guidance promulgated thereunder, and it is intended that such awards either (i) meet the requirements of paragraphs (a)(2), (3), and (4) of Code §409A or (ii) meet an exception to Code §409A, and in each case the terms and provisions of the Plan and Award Agreements should be interpreted and applied in a manner consistent with such requirements.

(b) Notwithstanding any provision in this Plan or any Award Agreement to the contrary, if any provision of this Plan or any Award Agreement contravenes any regulations or guidance promulgated under Code §409A or could cause any Award to be subject to additional taxes, accelerated taxation, interest or penalties under Code §409A, the Company may, in its sole discretion and without the Participant’s consent, modify this Plan or any Award Agreement: (i) to comply with, or avoid being subject to, Code §409A, or to avoid the imposition of any taxes, accelerated taxation, interest or penalties under Code §409A, and (ii) to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Code §409A. This section does not create an obligation on the part of the Company to modify this Plan or any Award Agreement and does not guarantee that the Awards will not be subject to interest or penalties under Code §409A.

(c) If any amount shall be payable with respect to any Award hereunder as a result of a Participant’s “separation from service” (as such term is defined under Code §409A) at such time as the Participant is a Specified Employee and such amounts are subject to the provisions of Code §409A, then no payment shall be made, except as permitted under Code §409A, prior to the first day of the seventh (7th) calendar month beginning after the Participant’s separation from service (or the date of his or her earlier death), or as soon as administratively practicable thereafter. “Specified Employee” means an Employee who at any time during the twelve-month period ending on the identification date was a “key employee” as defined under Code §416(i) (applied in accordance with the regulations thereunder, but without regard to paragraph (5) thereof). The Company may adopt a Specified Employee Identification Policy which specifies the identification date, the effective date of any change in the key employee group, compensation definition and other variables that are relevant in identifying specified employees, and which may include an alternative method of identifying specified employees consistent with the regulations under Code §409A. In the absence of any such policy or policy provision, for purposes of the above, the “identification date” is each December 31st, and an employee who satisfies the above conditions will be considered to be a “specified employee” from April 1st following the identification date to March 31st of the following year, and the compensation and other variables, and special rules for corporate events and special rules relating to nonresident aliens, that is necessary in identifying specified employees will be determined and applied in accordance with the defaults specified in the regulations under Code §409A. Any Specified Employee Identification Policy will apply uniformly to all nonqualified deferred compensation plans subject to Code §409A that are maintained by the Company or an affiliate.

10.12 Market Stand-off Provisions. If the Company or any equity holder of the Company proposes to offer for sale any equity securities of the Company pursuant to a public offering under the Securities Act of 1933, as amended, and if requested by the Company and/or any underwriter engaged by the Company for a reasonable period of time specified by the Company or such underwriter following the filing of the registration statement filed with respect to such offering, a Participant shall not, directly or indirectly, offer, sell, transfer, pledge, contract to sell (including any short sale), grant any option to purchase, or otherwise dispose of, or enter into any hedging or similar transaction with the same economic effect as a sale relating to, any shares of the Common Stock acquired by the Participant pursuant to an Award or any other securities of the Company held by the Participant, and shall execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company my impose stop transfer instructions with respect to such shares or other securities until the end of such period.

ARTICLE 11

TERM, TERMINATION AND AMENDMENT OF PLAN

11.1 Term of Plan. The Plan shall become effective on the Effective Date; provided that the Plan and any Awards granted hereunder shall be null and void if the Plan is not approved by the Company’s shareholders before any compensation under the Plan is paid.

11.2 Termination of the Plan. The Plan shall terminate upon the earliest to occur of (i) the date on which all Shares available for issuance under the Plan have been issued as fully vested Shares; or (ii) the date determined by the Board pursuant to its authority under Section 11.3 of the Plan; provided, however, that Incentive Stock Options may not be granted after the tenth anniversary of the Effective Date. No Plan termination that impacts any deferred compensation subject to Code §409A shall be made without compliance with the provisions of Code §409A regarding terminations and liquidations.

11.3 Amendment of the Plan. The Board or the Committee may at any time amend, alter, suspend, or terminate the Plan, without the consent of the Participants or Beneficiaries. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws. Notwithstanding any provision of this Section 11.3 to the contrary, the Company reserves the right to:

(a) amend the Plan (or any outstanding Award Agreement) in any respect solely to comply with the provisions of Code §409A so as not to trigger any unintended tax consequences prior to the payment or other taxable event with respect to the Award;

(b) pay the lump sum value of any deferred compensation hereunder if the Company determines that such payment will not constitute an impermissible acceleration of payments under the limited cashout provision of Treas. Reg. §1.409A-3(j)(4)(v), or under one of the exceptions provided in Treas. Reg. §1.409A-3(j)(4)(ix) or any successor guidance; in such an event, payment shall be made at the earliest date permitted under such guidance; and

(c) make payments hereunder before such payments are otherwise due if it determines that the provisions of the Plan fail to meet the requirements of Code §409A; provided, however, that such payment(s) may not exceed the amount required to be included in income as a result of such failure to comply the requirements of Code §409A.

11.4 Effect of Amendment or Termination. Except as provided in Sections 11.3 and 11.5 of the Plan, no amendment, alteration, suspension, or termination of the Plan shall impair the rights of any Participant or Beneficiary under an outstanding Award, unless required to comply with an Applicable Law or mutually agreed otherwise between the Participant and the Committee; any such agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

11.5 Adjustments of Awards Upon the Occurrence of Unusual or Nonrecurring Events. The Committee may, in its sole discretion (but subject to the limitations and conditions expressly stated in the Plan, such as the limitations on adjustment of Performance Objectives), adjust the terms and conditions of Awards during the pendency or in recognition of (i) unusual or nonrecurring events affecting the Company or an Affiliate (such as a capital adjustment, reorganization, or merger) or the financial statements of the Company or an Affiliate, or (ii) any changes in Applicable Laws or accounting principles. By way of example, the power to adjust Awards shall include the power to suspend the exercise of any Stock Option or Stock Appreciation Right.

ARTICLE 12

MISCELLANEOUS

12.1 Authorization of Sub-Plans. The Committee may from time to time establish one or more sub-plans under the Plan, including but not limited to for purposes of satisfying applicable blue sky, securities, and/or tax laws. The Committee shall establish such sub-plans by adopting supplements to this Plan containing (i) such limitations as the Committee deems necessary or desirable, and/or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Committee shall deem necessary or desirable. All sub-plans adopted by the Committee shall be deemed to be part of the Plan, but each sub-plan shall apply only to Participants included within any such sub-plan(s).

12.2 Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under any state’s applicable principles of conflicts of laws.

12.3 Committee Manner of Action. Unless otherwise provided in the bylaws of the Company or the charter of the Committee: (i) a majority of the members of a Committee shall constitute a quorum, and (ii) the vote of a majority of the members present who are qualified to act on a question assuming the presence of a quorum or the unanimous written consent of the members of the Committee shall constitute action by the Committee. The Committee may delegate the performance of ministerial functions in connection with the Plan to such person or persons as the Committee may select.

12.4 Expenses. The costs of administering the Plan shall be paid by the Company.

12.5 Severability. If any provision of the Plan or any Award Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, such provision shall be construed or deemed to be amended to resolve the applicable infirmity, unless the Committee determines that it cannot be so construed or deemed amended without materially altering the Plan or the Award, in which case such provision shall be stricken as to such jurisdiction, person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

12.6 Delivery of Shares. Subject to any governing rules or regulations (including applicable stock exchange rules), the Company shall issue or cause to be issued the Shares acquired pursuant to an Award and shall deliver such Shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry Shares credited to the account of the Participant, (b) by depositing such Shares for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such Shares to the Participant in certificate form.

12.7 Construction. Unless the contrary is clearly indicated by the context, (i) the use of the masculine gender shall also include within its meaning the feminine and vice versa; (ii) the use of the singular shall also include within its meaning the plural and vice versa; and (iii) the word “include” shall mean to include, but not to be limited to.

12.8 No Trust or Fund Created. Neither the Plan nor any Award Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company (or an Affiliate) and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company (or an Affiliate) pursuant to an Award, such right shall be no more secure than the right of any unsecured general creditor of the Company (or the Affiliate, as applicable).

12.9 Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

12.10 Complete Statement of Plan. This document is a complete statement of the Plan.

APPENDIX

As used in the Plan, the following terms shall have the following meanings:

(a) “Affiliate” means an entity in which the Company has a direct or indirect equity interest, whether now or hereafter existing; provided however, that with respect to an Incentive Stock Option, an Affiliate means a “parent corporation” (as defined in Code §424(e) or a “subsidiary corporation” (as defined in Code §424(f)) with respect to the Company, whether now or hereafter existing and with respect to the grant of a Nonqualified Stock Option an Affiliate means an entity in which the Company has a direct or indirect controlling equity interest to the extent necessary to qualify the Company as an “eligible issuer of service recipient stock” under Treas. Reg. §1.409A-1(b)(5)(iii)(E).

(b) “Applicable Laws” means the requirements relating to, connected with, or otherwise implicated by the administration of long-term incentive plans under applicable state corporation laws, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Cash-Based Awards, Other Share-Based Awards, or other awards under the Plan.

(d) “Award Agreement” means a written agreement setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Agreement shall be subject to the terms and conditions of the Plan.

(e) “Beneficiary” means the personal representative of the Participant’s estate or the person(s) to whom an Award is transferred pursuant to the Participant’s will or in accordance with the laws of descent or distribution.

(f) “Board” means the board of directors of the Company.

(g) “Cash-Based Award” means an Award, settled in cash, granted pursuant to Article 9.

(h) “Change of Control” means a change in control as defined in the relevant Award Agreement.

(i) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be a reference to any regulations or other guidance of general applicability promulgated under such section, and shall further be a reference to any successor or amended section of such section of the Code that is so referred to and any regulations thereunder.

(j) “Committee” means the Compensation Committee of the Board, which has been constituted by the Board to comply with the requirements of Rule 16b-3 promulgated under the Exchange Act, Code §162(m), and/or other Applicable Laws.

(k) “Company” means Del Taco Restaurants, Inc., a Delaware corporation (previously known as Levy Acquisition Corp.), or any successor thereto.

(l) “Consultant” means any natural person, including an advisor, engaged by the Company or an Affiliate to render services to such entity.

(m) “Covered Employee” means any Employee who is or may become a “Covered Employee” as defined in Code §162(m), or any successor provision of the Code, and who is designated, either as an individual Employee or a member of a class of Employees, by the Committee no later than (i) ninety (90) days after the beginning of the relevant Performance Period, or (ii) the date on which twenty-five percent (25%) of the relevant Performance Period has elapsed, as a “Covered Employee” under this Plan for such Performance Period.

(n) “Director” means a member of the Board.

(o) “Disability” means total and permanent disability as defined in Code §22(e)(3).

(p) “Effective Date” means the date on which the Agreement and Plan of Merger, dated as of March 12, 2015, by and among Levy Acquisition Corp., Levy Merger Sub, LLC (“Merger Sub”) and Del Taco Holdings, Inc. becomes effective and Del Taco Holdings, Inc. becomes a wholly-owned subsidiary of Levy Acquisition Corp.

(q) “Employee” means any person who is an employee, as defined in Code §3401(c), of the Company or any Affiliate or any other entity the employees of which are permitted to receive Incentive Stock Options under the Code. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient, by itself, to constitute “employment” by the Company.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Executive Officer” means an individual who is an “executive officer” of the Company (as defined by Rule 3b-7 under the Exchange Act) or a Covered Employee.

(t) “Fair Market Value” means the closing price of a Share as reported on the Nasdaq National Market (or such other consolidated transaction reporting system on which such Shares are primarily traded) on the date of calculation (or on the next preceding trading date if Shares were not traded on the date of calculation); provided, however, that if Shares of the Company’s common stock are not at any time readily tradeable on a national securities exchange or other market system, “Fair Market Value” shall mean the amount determined in good faith by the Committee as the fair market value of shares of the Company. Fair Market Value shall be determined by the Committee in a manner consistent with Code §409A, to the extent applicable, and any other applicable law or regulation.

(u) “Fiscal Year” means the Company’s fiscal year. If an Award is granted by an Affiliate, such Affiliate’s fiscal year shall apply instead of the Company’s fiscal year with respect to such Award.

(v) “Incentive Stock Option” means a Stock Option intended to qualify as an incentive stock option within the meaning of Code §422.

(w) “Nonemployee Director” means a Director who is not an Employee.

(x) “Nonstatutory Stock Option” means a Stock Option not intended to qualify as an Incentive Stock Option.

(y) “Other Share-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 9.

(z) “Participant” means the holder of an outstanding Award granted under the Plan.

(aa) “Performance Objective” means a performance objective or goal that must be achieved before an Award, or a portion of an Award, becomes nonforfeitable, as described in Section 4.3 of the Plan.

(bb) “Performance Period” means a fiscal year of the Company, or a series of two or more consecutive fiscal years, as determined by the Committee.

(cc) “Performance Share” means an Award under Article 8 and subject to the terms of this Plan, denominated in Shares, the value of which is determined as a function of the extent to which corresponding performance criteria have been achieved.

(dd) “Performance Unit” means an Award under Article 8 and subject to the terms of this Plan, denominated in U.S. dollars, the value of which is determined as a function of the extent to which corresponding performance criteria have been achieved.

(ee) “Period of Restriction” means the period during which Restricted Stock, the remuneration underlying Restricted Stock Units, or any other feature of an Award is subject to a substantial risk of forfeiture. A Period of Restriction shall be deemed to end when the applicable Award ceases to be subject to a substantial risk of forfeiture.

(ff) “Person” means any individual, company, partnership, group, association or other “person,” as such term is used in Section 14(d) of the Exchange Act.

(gg) “Restricted Stock” means Shares that, during a Period of Restriction, are subject to restrictions as described in Article 7 of the Plan.

(hh) “Restricted Stock Unit” means an Award that entitles the recipient to receive Shares or cash after a Period of Restriction, as described in Article 7 of the Plan.

(ii) “Service Provider” means an Employee, Director or Consultant.

(jj) “Share” means a share of the Company’s common stock.

(kk) “Stock Appreciation Right” means an Award that entitles the recipient to receive, upon exercise, the excess of (i) the Fair Market Value of a Share on the date the Award is exercised, over (ii) a base amount (exercise price) specified by the Committee which shall not be less than the Fair Market Value of a Share on the date the Award is granted, as described in Article 6 of the Plan.

(ll) “Stock Option” means an option to purchase Shares that is granted pursuant to Article 5 of the Plan. A Stock Option may be an Incentive Stock Option or a Nonstatutory Stock Option.

(mm) “Termination of Service” means the date an individual ceases to be a Service Provider. Unless the Committee or a Company policy provides otherwise, a leave of absence authorized by the Company or the Committee (including sick leave or military leave) from which return to service is not guaranteed by statute or contract shall be characterized as a Termination of Service if the individual does not return to service within three months; such Termination of Service shall be effective as of the first day that is more than three months after the beginning of the period of leave. If the ability to return to service upon the expiration of such leave is guaranteed by statute or contract, but the individual does not return, the leave shall be characterized as a Termination of Service as of a date established by the Committee or Company policy. For purposes of the Plan and any Award hereunder, if an entity ceases to be an Affiliate, Termination of Service shall be deemed to have occurred with respect to each Participant in respect of such Affiliate who does not continue as a Service Provider in respect of the Company or another Affiliate after such giving effect to such Affiliate’s change in status.